U.S. TIMBERLANDS HOLDINGS, L.L.C.
                                 c/o John Rudey
                         625 Madison Avenue, Suite 10-B
                               New York, NY 10022

                        U.S. TIMBERLANDS HOLDINGS, L.L.C.
                               625 Madison Avenue
                                   Suite 10-B
                               New York, NY 10022


                                                              April 23, 2002



Special Committee of the Board of Directors
U.S. Timberlands Services Company, L.L.C.
625 Madison Avenue
Suite 10-B
New York, NY  10022


Gentlemen:

     U.S. Timberlands Holdings, L.L.C., a Delaware limited liability company or an affiliate thereof ("Acquisition Corp.") is pleased to submit a revised offer to purchase all of the issued and outstanding common --- limited partnership interests of U.S. Timberlands Company, L.P. (the "Company") not held by Acquisition Corp. or its affiliates for $2.75 per share in cash. We believe that by eliminating the promissory note component of our prior proposal, our new all cash offer eliminates complexity and will be quicker and easier to complete. We also believe, given the value ascribed to the notes by your financial advisor, that this offer represents an increase in the value to unitholders over our prior proposal. The maintenance of value is especially significant in light of the prolonged recession in the timber market.

     The offer represents a substantial premium of approximately 85% over the average of the closing sale prices of a common unit for the ten (10) days preceding this offer. We propose that this transaction be accomplished through a tender offer followed by the merger of Acquisition Corp. with and into the Company (the "Merger").

     Our proposal is not subject to a due diligence investigation; and, as you are aware, Acquisition Corp. has received confirmation from a major financial institution that it will provide sufficient financing to complete the transaction, subject to the preparation of documentation and a review of appraised timber values.

     Consummation of the tender offer and Merger will be subject to entering into a mutually satisfactory definitive merger agreement (the "Merger Agreement"). The Merger Agreement will contain standard representations, warranties, covenants and conditions for transactions similar to the Merger.

     This letter does not create a binding obligation upon the Company or Acquisition Corp. No proposal or binding obligation upon the Company or Acquisition Corp. will be implied to exist unless and until the above described Merger Agreement has been executed and delivered by each of the Company and Acquisition Corp. We look forward to discussing this proposal with you at your earliest convenience.


                                        Very truly yours,

                                        U.S. TIMBERLANDS HOLDINGS, LLC


                                        By:  ______________________________
                                        Name:  John M. Rudey
                                        Title:    President




                                  Page 8 of 10